Exhibit 99.1

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.
Reports First Quarter Net Income of $2.5 Million or $0.26 per Diluted Share

Renton, Washington – April 27, 2021 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the “Bank”), today reported net income for the quarter ended March 31, 2021, of $2.5 million, or $0.26 per diluted share, compared to net income of $2.6 million, or $0.28 per diluted share, for the quarter ended December 31, 2020, and $1.7 million, or $0.17 per diluted share, for the quarter ended March 31, 2020.

“This quarter we continued to see accelerated success of our strategy to diversify the liability side of our balance sheet and reduce our cost of funds,” stated Joseph W. Kiley III, President and CEO. “During the quarter, deposits increased $40.0 million, with over half of the growth coming in the form of noninterest bearing demand deposits. In addition, higher cost certificate of deposit balances declined by $25.5 million in the quarter. This resulted in a further reduction in our cost of funds, with the average cost of deposits decreasing to 0.85% in the quarter ended March 31, 2021, compared to 1.03% in the quarter ended December 31, 2020, and 1.72% in the quarter ended March 31, 2020,” continued Kiley. “If market interest rates remain low, we expect this trend to continue as we have approximately $219.9 million in certificates of deposit maturing in the next 12 months at a weighted average rate of 1.69%. In addition, we have $83.0 million of certificates of deposit maturing in the subsequent 12 months at a weighted average rate of 1.58%,” continued Kiley.

“We opened our 15th office in Issaquah, Washington on March 1, 2021, and now intend to pause our expansion with a focus on growing relationships and improving efficiency throughout our existing branch network. Our strategy remains focused on improving the Bank’s deposit composition from a reliance on certificates of deposit to a more balanced deposit mix, and expanding our network for lending opportunities,” stated Kiley.

“Our lending teams continue to assist borrowers that may require additional support or closer monitoring due to the COVID-19 pandemic. As a result of our quarterly analysis of our loan portfolio, we downgraded to special mention $10.5 million of $12.2 million in total loans made to a single lending relationship. These downgrades offset improvements to economic environmental factors related to the COVID-19 pandemic used to calculate our allowance for loan losses, resulting in a provision for loan losses of $300,000 during the quarter, compared to a provision for loan losses of $600,000 in the quarter ended December 31, 2020,” concluded Kiley.

Highlights for the quarter ended March 31, 2021:

•	Total deposits increased $40.0 million to $1.13 billion, including a $23.2 million increase in noninterest bearing demand deposits.
•	The Company’s book value per share was $16.35, compared to $16.05 at December 31, 2020, and $15.03 at March 31, 2020.
•	The Company repurchased 89,019 shares at an average price of $13.03 per share.
•	The Company increased its regular quarterly cash dividend to shareholders to $0.11 per share from $0.10 per share.
•
The Bank’s Tier 1 leverage and total capital ratios were 10.2% and 15.6%, respectively, at March 31, 2021, compared to 10.3% and 15.6%, respectively, at December 31, 2020, and 10.3% and 14.7% at March 31, 2020.

•
The Bank recorded a $300,000 provision for loan losses based on management’s evaluation of the adequacy of the Allowance for Loan and Lease Losses (“ALLL”) including the estimated future impact of the COVID-19 pandemic.

Total deposits increased $40.0 million to $1.13 billion at March 31, 2021, from $1.09 billion at December 31, 2020, and increased $133.7 million from $1.00 billion at March 31, 2020. Demand deposits increased $29.1 million, while retail certificates of deposit decreased $25.5 million during the quarter. Retail deposits increased $159.1 million year over year, partially offset by the repayment of $25.5 million in brokered certificates of deposit over the same period.

The following table presents a breakdown of our total deposits (unaudited):

	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Three Month Change	One Year Change
Deposits:	(Dollars in thousands)
Noninterest-bearing demand	$114,437	$91,285	$53,519	$23,152	$60,918
Interest-bearing demand	114,098	108,182	68,803	5,916	45,295
Statement savings	20,470	19,221	17,040	1,249	3,430
Money market	500,619	465,369	397,489	35,250	103,130
Certificates of deposit, retail (1)	384,031	409,576	437,676	(25,545)	(53,645)
Certificates of deposit, brokered	–	–	25,457	–	(25,457)
Total deposits	$1,133,655	$1,093,633	$999,984	$40,022	133,671
(1) Balance of retail certificates of deposit for acquired branches are net of an aggregate fair value adjustment of $10,000 at March 31, 2021, $12,000 at December 31, 2020, and $22,000 at March 31, 2020.

The following tables present an analysis of total deposits by branch office (unaudited):
March 31, 2021
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Total
(Dollars in thousands)
King County
Renton	$41,934	$48,476	$14,070	$255,917	$318,113	$678,510
Landing	8,425	2,904	133	16,165	6,912	34,539
Woodinville	4,351	7,350	757	18,530	6,076	37,064
Bothell	3,056	1,160	55	6,286	2,646	13,203
Crossroads	10,515	13,881	72	59,995	6,023	90,486
Kent	6,752	7,508	1	22,924	346	37,531
Kirkland	8,144	157	18	4,400	–	12,719
Issaquah (1)	361	–	1	325	–	687
Total King County	83,538	81,436	15,107	384,542	340,116	904,739

Snohomish County
Mill Creek	4,811	4,258	1,414	14,553	8,286	33,322
Edmonds	13,210	8,672	615	37,765	17,910	78,172
Clearview	4,814	5,615	1,217	20,309	3,257	35,212
Lake Stevens	3,352	9,974	922	18,005	4,726	36,979
Smokey Point	3,418	3,690	1,098	22,330	9,736	40,272
Total Snohomish County	29,605	32,209	5,266	112,962	43,915	223,957

Pierce County
University Place	940	174	24	670	–	1,808
Gig Harbor	354	279	73	2,445	–	3,151
Total Pierce County	1,294	453	97	3,115	–	4,959

Total retail deposits	114,437	114,098	20,470	500,619	384,031	1,133,655
Total deposits	$114,437	$114,098	$20,470	$500,619	$384,031	$1,133,655
(1) Issaquah opened March 1, 2021.

December 31, 2020
	Noninterest- bearing demand	Interest- bearing demand	Statement savings	Money market	Certificates of deposit, retail	Total
(Dollars in thousands)
King County
Renton	$36,932	$47,964	$13,696	$243,940	$325,803	$668,335
Landing	5,300	3,199	22	14,024	8,108	30,653
Woodinville	3,054	7,040	688	14,270	9,790	34,842
Bothell	2,153	1,760	53	5,502	3,233	12,701
Crossroads	6,719	5,249	58	56,836	10,994	79,856
Kent	5,047	8,607	–	23,052	1,077	37,783
Kirkland	5,205	113	30	3,757	–	9,105
Total King County	64,410	73,932	14,547	361,381	359,005	873,275

Snohomish County
Mill Creek	3,176	2,765	1,411	14,823	9,289	31,464
Edmonds	12,074	13,735	351	30,807	19,989	76,956
Clearview	5,367	6,690	1,012	17,902	5,346	36,317
Lake Stevens	3,057	7,419	835	14,593	4,669	30,573
Smokey Point	2,788	3,237	1,005	21,575	11,278	39,883
Total Snohomish County	26,462	33,846	4,614	99,700	50,571	215,193

Pierce County
University Place	377	215	15	1,578	–	2,185
Gig Harbor	36	189	45	2,710	–	2,980
Total Pierce County	413	404	60	4,288	–	5,165

Total retail deposits	91,285	108,182	19,221	465,369	409,576	1,093,633
Total deposits	$91,285	$108,182	$19,221	$465,369	$409,576	$1,093,633

Net loans receivable totaled $1.10 billion at both March 31, 2021 and December 31, 2020, respectively, compared to $1.09 billion at March 31, 2020. The average balance of net loans receivable totaled $1.10 billion for the quarter ended March 31, 2021, compared to $1.13 billion for the quarter ended December 31, 2020, and $1.10 billion for the quarter ended March 31, 2020.

The Company recorded a $300,000 provision for loan losses in the quarter ended March 31, 2021, compared to a $600,000 provision for loan losses in the quarter ended December 31, 2020, and a $300,000 provision for loan losses in the quarter ended March 31, 2020. The provision in the quarter ended March 31, 2021, was primarily due to downgrades on $10.5 million of $12.2 million in total loans made to a single lending relationship secured by a bowling, roller skating and restaurant location, and a separate hostel business that continue to be adversely impacted by government-imposed restrictions due to the pandemic. Partially offsetting these downgrades were improvements to qualitative economic factors utilized to calculate our general reserves for the ALLL related to the COVID-19 pandemic based upon the improving financial conditions and economic outlook that existed as of March 31, 2021. The provision in the quarter ended December 31, 2020, was primarily due to risk rating downgrades on $34.2 million in commercial real estate loans, as any relationship that requested an additional loan payment deferral and demonstrated other weaknesses received additional scrutiny. The provision in the quarter ended March 31, 2020, was due primarily to COVID-19 related deterioration to the qualitative economic factors considered in calculating the general reserves for the ALLL.

The ALLL represented 1.39% of total loans receivable at March 31, 2021, compared to 1.36% of total loans receivable at December 31, 2020, and 1.22% of total loans receivable at March 31, 2020. Excluding Paycheck Protection Program (“PPP”) loan balances, which are 100% guaranteed by the Small Business Administration (“SBA”), the ALLL represented 1.45% of total loans receivable at March 31, 2021, compared to 1.41% of total loans receivable at December 31, 2020. The ALLL as a percent of total loans excluding PPP loans is a non-GAAP financial measure. See Non-GAAP Financial Measures at the end of this press release for a reconciliation to its nearest GAAP equivalent. As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, we are awaiting financial information relating to $5.4 million in commercial real estate participation loans that were downgraded by the lead lender. To date, the Company has not received sufficient information to make a final determination, and accordingly, the risk rating on these loans have not been further downgraded. The Company estimates that further downgrade from the current watch status to “special mention” could impact the ALLL for the quarter ending June 30, 2021, by an amount between $400,000 and $500,000, which may result in an increase in the provision for loan losses next quarter.

Nonperforming loans totaled $2.0 million at March 31, 2021, down from $2.1 million at December 31, 2020, and $2.2 million at March 31, 2020. The balance, consisting of a single multifamily loan in foreclosure, declined in the quarter due to the release of approximately $74,000 in rents paid on the property previously held in receivership, which were applied against payments and late fees owed on the outstanding loan. The receiver has multiple offers on the property and the Company currently anticipates that this matter will be resolved in the second quarter without incurring a loss. OREO remained unchanged at $454,000 at March 31, 2021, December 31, 2020, and March 31, 2020.

The following table presents a breakdown of our nonperforming assets (unaudited):
	Mar 31,	Dec 31,	Mar 31,	Three Month	One Year
	2021	2020	2020	Change	Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$ ─	$ ─	$91	$ ─	$(91)
Multifamily	2,036	2,104	2,104	(68)	(68)
Total nonperforming loans	2,036	2,104	2,195	(68)	(159)

Other real estate owned (“OREO”)	454	454	454	─

Total nonperforming assets (1)	$2,490	$2,558	$2,649	$(68)	$(159)

Nonperforming assets as a
percent of total assets	0.17%	0.18%	0.20%
(1) The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 100% of the Bank’s TDRs were performing in accordance with their restructured terms at March 31, 2021.

The Company accounts for certain loan modifications or restructurings as TDRs. In general, the modification or restructuring of a debt is considered a TDR if, for economic or legal reasons related to the borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider. At March 31, 2021, TDRs totaled $3.8 million, compared to $3.9 million at December 31, 2020, and $5.0 million at March 31, 2020. All TDRs were performing according to their modified repayment terms for the periods presented. As discussed below, The Coronavirus Aid, Relief, and Economic Security Act of 2020 (“CARES Act”), signed into law on March 27, 2020, provided guidance on the modification of loans due to the COVID‑19 pandemic, and outlined, among other criteria, that short-term modifications made on a good faith basis to borrowers who were current as defined under the CARES Act prior to any relief, are not TDRs. The Consolidated Appropriations Act, 2021 (“CAA”), signed into law on December 27, 2020, provided additional COVID relief and extended TDR relief to the earlier of 60 days after the national emergency termination date or January 1, 2022.

Net interest income totaled $10.7 million for both the quarters ended March 31, 2021 and December 31, 2020, compared to $9.7 million for the quarter ended March 31, 2020. The improvement from the year ago quarter was primarily due to lower deposit-related interest expense that more than offset the decline in interest income earned on loans, including fees.

Total interest income was $13.5 million for the quarter ended March 31, 2021, compared to $13.8 million for the quarter ended December 31, 2020, and $14.5 million for the quarter ended March 31, 2020. The decrease in the current quarter compared to the quarter ended December 31, 2020, was primarily due to lower interest income on loans, including fees, as yields on loans continue to decline as loans either adjust downward or are refinanced in this low interest rate environment. In addition, rates on new loans and investments are lower than the average yield on existing interest-earning assets, further adversely impacting interest income. The average balance and composition of the loan portfolio was relatively unchanged during the quarter as loan demand remained muted.

Total interest expense was $2.7 million for the quarter ended March 31, 2021, compared to $3.2 million for the quarter ended December 31, 2020, and $4.8 million for the quarter ended March 31, 2020. The average cost of interest-bearing deposits declined to 0.94% for the quarter ended March 31, 2021, compared to 1.12% for the quarter ended December 31, 2020, and 1.81% for the quarter ended March 31, 2020. The decline from the quarter ended December 31, 2020, was due primarily to the repricing of maturing certificates of deposits to a lower interest rate, growth in noninterest bearing deposits, and reduction in the average balance of higher cost certificates of deposit. Advances from the FHLB remained unchanged at $120.0 million at both March 31, 2021 and December 31, 2020, but were down from $160.0 million at March 31, 2020. The FHLB advances are tied to cash flow hedge agreements utilized to assist in the Bank’s interest rate risk management efforts. The average cost of borrowings was 1.41% for the quarter ended March 31, 2021, compared to 1.40% for the quarter ended December 31, 2020, and 1.48% for the quarter ended March 31, 2020.

The net interest margin was 3.31% for the quarter ended March 31, 2021, compared to 3.29% for the quarter ended December 31, 2020, and 3.11% for the quarter ended March 31, 2020. The expansion in the net interest margin is due primarily to the 16 basis point reduction in the Company’s average cost of interest‑bearing liabilities during the quarter to 0.99% from 1.15% in the quarter ended December 31, 2020, and a 78 basis point reduction from 1.77% for the quarter ended March 31, 2020. Offsetting this improvement was an 11 basis point reduction in the average yield on interest-earning assets to 4.15% for the quarter ended March 31, 2021, from 4.26% in the quarter ended December 31, 2020, and a 51 basis point reduction from 4.66% in the quarter ended March 31, 2020. These asset yields were impacted favorably by net deferred fee recognition on PPP loans, with the recognition of previously unamortized deferred fees on forgiven PPP loans totaling $718,000 in the quarter ended March 31, 2021, and $420,000 in the quarter ended December 31, 2020. At March 31, 2021, the balance of net deferred fees relating to PPP loans totaled $1.5 million, which will be recognized in future periods.

Noninterest income for the quarter ended March 31, 2021, totaled $764,000, compared to $1.7 million for the quarter ended December 31, 2020, and $990,000 for the quarter ended March 31, 2020. The decrease in noninterest income for the quarter ended March 31, 2021, compared to the quarter ended December 31, 2020, was primarily due to a $950,000 decrease in loan related fees as these fees were abnormally high with approximately $954,000 in loan prepayment penalties and loan swap fee income recognized in the prior quarter, compared to $94,000 in the current quarter.

Noninterest expense totaled $8.1 million for the quarter ended March 31, 2021, compared to $8.4 million for the quarter ended December 31, 2020, and $8.3 million for the quarter ended March 31, 2020. Salaries and employee benefits for the quarter ended March 31, 2021, decreased $201,000 compared to the quarter ended December 31, 2020, due primarily to lower employee incentive accruals.

COVID-19 Related Information

The Bank is committed to assisting its customers and communities in response to the COVID-19 pandemic, including providing certain short-term loan modifications. In addition, the Bank is participating in the PPP as an SBA lender. The Bank continues to take the steps necessary while working with its loan customers to effectively manage the portfolio through the ongoing uncertainty surrounding the duration, impact and government response to the crisis.

Paycheck Protection Program
The SBA provides assistance to small businesses impacted by COVID-19 through the PPP, which was designed to provide near-term relief to help small businesses sustain operations. The SBA deadline for the first round of  PPP loan applications under the CARES Act was August 8, 2020. The CAA, among other things, authorized an additional $284.5 billion in PPP funding for eligible small businesses and nonprofits with an initial application deadline of March 31, 2021. The deadline for this second round of PPP was recently extended to May 31, 2021. As of March 31, 2021, there were 324 PPP loans outstanding totaling $45.2 million as compared to 372 PPP loans totaling $41.3 million at December 31, 2020. At March 31, 2021, 234 PPP loans have an outstanding balance of $150,000 or less, totaling $11.4 million, or 25.2% of total PPP loans outstanding, including 145 loans representing $3.3 million with an outstanding balance of $50,000 or less. As of March 31, 2021, 374 PPP loans totaling $29.4 million had received forgiveness under the PPP loan program.

Modifications
The primary method of relief is to allow the borrower to defer their loan payments for three to six months, while certain borrowers are allowed to pay interest only or have payment deferrals for periods longer than six months depending upon their specific circumstances. The CARES Act and regulatory guidelines suspend the determination of certain loan modifications related to the COVID‑19 pandemic from being treated as TDRs. Recent legislation extended this accounting treatment through the earlier of 60 days after the national emergency termination date or January 1, 2022. The following table provides detail on the balance of loans remaining on deferral status as of March 31, 2021:

	As of March 31, 2021
	Balance of loans with modifications of 4-6 months	Balance of loans with modifications of greater than 6 months	Total balance of loans with modifications granted	Total loans	Modifications as % of total loans in each category
	(Dollars in thousands)
One-to-four family residential	$462	$1,589	$2,051	$379,246	0.5%
Multifamily	-	2,347	2,347	140,068	1.7

Commercial real estate:
Office	7,153	-	7,153	83,176	8.6
Retail	-	7,811	7,811	110,843	7.0
Mobile home park	-	-	-	29,708	-
Hotel/motel	-	30,869	30,869	65,475	47.1
Nursing home	-	6,368	6,368	12,852	49.5
Warehouse	-	-	-	17,435	-
Storage	-	-	-	33,498	-
Other non-residential	-	-	-	32,483	-
Total commercial real estate	7,153	45,048	52,201	385,470	13.5

Construction/land	-	-	-	94,545	-

Business:
Aircraft	-	-	-	9,512	-
SBA	-	-	-	906	-
PPP	-	-	-	45,220	-
Other business	-	-	-	22,656	-
Total business	-	-	-	78,294	-

Consumer:
Classic/collectible auto	-	85	85	26,488	0.3
Other consumer	-	-	-	12,280	-
Total consumer	-	85	85	38,768	0.2

Total loans with COVID‑19 pandemic modifications	$7,615	$49,069	$56,684	$1,116,391	5.1%

Total loans with modifications granted were $56.7 million, or 5.1% of total loans outstanding, at March 31, 2021, an increase from $45.2 million, or 4.0% of total loans outstanding at December 31, 2020. The increase in the quarter ended March 31, 2021, was primarily due to new modifications granted on loans related to an office building and a private tennis club. At September 30, 2020, total loans with modifications granted were $65.5 million, or 5.7% of total loans outstanding, compared to $132.1 million, or 11.4% of total loans outstanding at June 30, 2020. As of March 31, 2021, $49.1 million in loans had been granted modifications of greater than six months, of which $30.9 million were for loans secured by hotel/motel asset class.

Additional Loan Portfolio Details
The Bank is monitoring its loan portfolio for potentially delinquent loans that have not requested a loan modification qualifying under the CARES Act or regulatory guidance. The following table presents the loan to value (“LTV”) ratios of select segments of our loan portfolio at March 31, 2021, that may more likely be impacted by COVID-19 pandemic considerations. The LTV ratio is derived by dividing the current loan balance by the lower of the original appraised value or purchase price of the real estate or other collateral:

	As of March 31, 2021
	LTV 0-60%	LTV 61-75%	LTV 76%+	Total	Average LTV
Category: (1)	(Dollars in thousands)
One-to-four family	$234,829	$146,909	$25,325	$407,063	42.70%
Church	1,361	-	-	1,361	46.00
Classic auto	5,216	11,118	10,154	26,488	65.26
Gas station	3,484	-	504	3,988	50.66
Hotel / motel	54,449	11,026	-	65,475	59.67
Marina	7,767	-	-	7,767	37.80
Mobile home park	21,668	7,665	375	29,708	40.75
Nursing home	12,852	-	-	12,852	24.61
Office	58,888	23,968	4,273	87,129	44.63
Other non-residential	17,109	2,258	-	19,367	41.76
Retail	75,635	35,208	-	110,843	48.39
Storage	24,259	11,123	-	35,382	43.89
Warehouse	15,282	2,153	-	17,435	45.62
(1) Represents select segments of loans that may include construction loans; classifications may differ from those used elsewhere in this release because they are based on collateral type rather than loan category.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; an FDIC insured Washington State-chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through 15 full-service banking offices. For additional information about us, please visit our website at ffnwb.com and click on the “Investor Relations” link at the bottom of the page.

Forward-looking statements:
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID‑19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2021 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

Assets	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Three Month Change	One Year Change

Cash on hand and in banks	$7,211	$7,995	$6,453	(9.8)%	11.7%
Interest-earning deposits with banks	75,023	72,494	22,063	3.5	240.0
Investments available-for-sale, at fair value	168,042	127,551	132,159	31.7	27.2
Annuity held-to-maturity	2,413	2,418	2,371	(0.2)	1.8
Loans receivable, net of allowance of $15,502, $15,174, and $13,530 respectively	1,098,832	1,100,582	1,092,128	(0.2)	0.6
Federal Home Loan Bank ("FHLB") stock, at cost	6,465	6,410	8,010	0.9	(19.3)
Accrued interest receivable	5,702	5,508	4,302	3.5	32.5
Deferred tax assets, net	1,163	1,641	2,227	(29.1)	(47.8)
Other real estate owned ("OREO")	454	454	454	0.0	0.0
Premises and equipment, net	22,512	22,579	22,591	(0.3)	(0.3)
Bank owned life insurance ("BOLI")	33,357	33,034	32,290	1.0	3.3
Prepaid expenses and other assets	3,398	1,643	1,898	106.8	79.0
Right of use asset ("ROU"), net	3,976	3,647	2,446	9.0	62.6
Goodwill	889	889	889	0.0	0.0
Core deposit intangible, net	789	824	932	(4.2)	(15.3)
Total assets	$1,430,226	$1,387,669	$1,331,213	3.1	7.4

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$114,437	$91,285	$53,519	25.4	113.8
Interest-bearing deposits	1,019,218	1,002,348	946,465	1.7	7.7
Total deposits	1,133,655	1,093,633	999,984	3.7	13.4
Advances from the FHLB	120,000	120,000	160,000	0.0	(25.0)
Advance payments from borrowers for taxes and insurance	4,813	2,498	4,960	92.7	(3.0)
Lease liability, net	4,123	3,783	2,538	9.0	62.5
Accrued interest payable	197	211	236	(6.6)	(16.5)
Other liabilities	8,995	11,242	10,403	(20.0)	(13.5)
Total liabilities	1,271,783	1,231,367	1,178,121	3.3	8.0

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	$-	$-	$-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 9,692,610 shares at March 31, 2021, 9,736,875 shares at December 31, 2020, and 10,184,411 shares at March 31, 2020	97	97	102	0.0	(4.9)
Additional paid-in capital	81,099	82,095	86,357	(1.2)	(6.1)
Retained earnings	79,455	78,003	74,017	1.9	7.3
Accumulated other comprehensive loss, net of tax	(515)	(1,918)	(4,563)	(73.1)	(88.7)
Unearned Employee Stock Ownership Plan ("ESOP") shares	(1,693)	(1,975)	(2,821)	(14.3)	(40.0)
Total stockholders' equity	158,443	156,302	153,092	1.4	3.5
Total liabilities and stockholders' equity	$1,430,226	$1,387,669	$1,331,213	3.1%	7.4%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Three Month Change	One Year Change
Interest income
Loans, including fees	$12,624	$13,042	$13,474	(3.2)%	(6.3)%
Investments available-for-sale	735	707	919	4.0	(20.0)
Investments held-to-maturity	13	6	-	116.7	n/a
Interest-earning deposits with banks	12	7	31	71.4	(61.3)
Dividends on FHLB Stock	79	81	76	(2.5)	3.9
Total interest income	13,463	13,843	14,500	(2.7)	(7.2)
Interest expense
Deposits	2,299	2,767	4,366	(16.9)	(47.3)
Other borrowings	418	426	470	(1.9)	(11.1)
Total interest expense	2,717	3,193	4,836	(14.9)	(43.8)
Net interest income	10,746	10,650	9,664	0.9	11.2
Provision for loan losses	300	600	300	(50.0)	0.0
Net interest income after provision for loan losses	10,446	10,050	9,364	3.9	11.6

Noninterest income
BOLI income	269	204	254	31.9	5.9
Wealth management revenue	160	170	165	(5.9)	(3.0)
Deposit related fees	200	195	176	2.6	13.6
Loan related fees	132	1,082	392	(87.8)	(66.3)
Other	3	3	3	0.0	0.0
Total noninterest income	764	1,654	990	(53.8)	(22.8)

Noninterest expense
Salaries and employee benefits	4,945	5,146	5,212	(3.9)	(5.1)
Occupancy and equipment	1,100	1,147	1,071	(4.1)	2.7
Professional fees	532	450	430	18.2	23.7
Data processing	697	711	694	(2.0)	0.4
OREO related expenses, net	1	1	1	0.0	0.0
Regulatory assessments	121	142	144	(14.8)	(16.0)
Insurance and bond premiums	124	106	120	17.0	3.3
Marketing	29	64	64	(54.7)	(54.7)
Other general and administrative	580	668	532	(13.2)	9.0
Total noninterest expense	8,129	8,435	8,268	(3.6)	(1.7)
Income before federal income tax provision	3,081	3,269	2,086	(5.8)	47.7
Federal income tax provision	584	622	402	(6.1)	45.3
Net income	$2,497	$2,647	$1,684	(5.7)%	48.3%

Basic earnings per share	$0.26	$0.28	$0.17
Diluted earnings per share	$0.26	$0.28	$0.17
Weighted average number of common shares outstanding	9,490,058	9,573,950	9,896,234
Weighted average number of diluted shares outstanding	9,566,671	9,603,493	9,978,060

The following table presents a breakdown of the loan portfolio (unaudited):
	March 31, 2021		December 31, 2020		March 31, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Residential:
Micro-unit apartments	$11,708	1.0%	$11,366	1.0%	$11,230	1.0%
Other multifamily	128,360	11.5	125,328	11.2	158,238	14.3
Total multifamily residential	140,068	12.5	136,694	12.2	169,468	15.3

Non-residential:
Office	83,176	7.5	84,311	7.5	95,911	8.7
Retail	110,843	9.9	114,117	10.2	122,460	11.1
Mobile home park	29,708	2.7	28,094	2.5	25,370	2.3
Hotel / motel	65,475	5.9	69,304	6.2	52,515	4.7
Nursing Home	12,852	1.1	12,868	1.2	11,783	1.1
Warehouse	17,435	1.6	17,484	1.6	17,489	1.6
Storage	33,498	3.0	33,671	3.0	34,551	3.1
Other non-residential	32,483	2.8	25,416	2.3	25,831	2.3
Total non-residential	385,470	34.5	385,265	34.5	385,910	34.9

Construction/land:
One-to-four family residential	27,817	2.5	33,396	3.0	43,279	3.9
Multifamily	58,718	5.3	51,215	4.6	35,201	3.2
Commercial	5,837	0.5	5,783	0.5	22,946	2.1
Land development	2,173	0.2	1,813	0.2	5,975	0.5
Total construction/land	94,545	8.5	92,207	8.3	107,401	9.7

One-to-four family residential:
Permanent owner occupied	199,845	17.9	206,323	18.5	203,045	18.4
Permanent non-owner occupied	179,401	16.1	175,637	15.7	168,208	15.2
Total one-to-four family residential	379,246	34.0	381,960	34.2	371,253	33.6

Business:
Aircraft	9,512	0.8	10,811	0.9	13,741	1.2
Small Business Administration ("SBA")	906	0.1	928	0.1	753	0.1
Paycheck Protection Plan ("PPP")	45,220	4.1	41,251	3.7	-	0.0
Other business	22,656	2.0	27,673	2.5	20,208	1.8
Total business	78,294	7.0	80,663	7.2	34,702	3.1

Consumer:
Classic auto	26,488	2.4	29,359	2.6	22,029	2.0
Other consumer	12,280	1.1	11,262	1.0	15,196	1.4
Total consumer	38,768	3.5	40,621	3.6	37,225	3.4

Total loans	1,116,391	100.0%	1,117,410	100.0%	1,105,959	100.0%
Less:
Deferred loan fees, net	2,057		1,654		301
ALLL	15,502		15,174		13,530
Loans receivable, net	$1,098,832		$1,100,582		$1,092,128

Concentrations of credit: (1)
Construction loans as % of total capital	64.0%		61.6%		77.6%
Total non-owner occupied commercial real estate as % of total capital	391.8%		390.1%		437.7%
(1) Concentrations of credit percentages are for First Financial Northwest Bank only using classifications in accordance with FDIC regulatory guidelines.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures
(Unaudited)

	At or For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2021	2020	2020	2020	2020
	(Dollars in thousands, except per share data)
Performance Ratios: (1)
Return on assets	0.73%	0.77%	0.60%	0.63%	0.51%
Return on equity	6.42	6.76	5.34	5.59	4.30
Dividend payout ratio	42.31	35.71	45.45	45.45	58.82
Equity-to-total assets	11.08	11.26	11.34	10.86	11.50
Tangible equity-to-tangible assets (2)	10.97	11.15	11.22	10.74	11.38
Net interest margin	3.31	3.29	3.07	3.12	3.11
Average interest-earning assets to average interest-bearing liabilities	117.92	116.42	116.08	115.96	113.97
Efficiency ratio	70.63	68.55	70.88	73.18	77.60
Noninterest expense as a percent of average total assets	2.36	2.46	2.26	2.33	2.51
Book value per common share	$16.35	$16.05	$15.62	$15.32	$15.03
Tangible book value per share (2)	16.17	15.88	15.44	15.14	14.85

Capital Ratios: (3)
Tier 1 leverage ratio	10.15%	10.29%	10.03%	10.02%	10.25%
Common equity tier 1 capital ratio	14.36	14.32	14.01	13.70	13.42
Tier 1 capital ratio	14.36	14.32	14.01	13.70	13.42
Total capital ratio	15.62	15.57	15.26	14.95	14.67

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.18%	0.19%	0.18%	0.19%	0.20%
Nonperforming assets as a percent of total assets	0.17	0.18	0.19	0.19	0.20
ALLL as a percent of total loans	1.39	1.36	1.27	1.20	1.22
ALLL as a percent of nonperforming loans	761.39	721.20	692.40	631.49	616.40
Net (recoveries) charge-offs to average loans receivable, net	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$15,174	$14,568	$13,836	$13,530	$13,218
Provision	300	600	700	300	300
Charge-offs	-	(2)	-	-	-
Recoveries	28	8	32	6	12
ALLL, end of the quarter	$15,502	$15,174	$14,568	$13,836	$13,530
(1) Performance ratios are calculated on an annualized basis.
(2) Tangible equity excludes goodwill and core deposit intangible assets. Tangible assets exclude goodwill and other intangible assets. The tangible equity-to-tangible assets ratio and tangible book value per share are non-GAAP financial measures. Refer to Non-GAAP Financial Measures at the end of this press release for a reconciliation to the nearest GAAP equivalents.
(3) Capital ratios are for First Financial Northwest Bank only.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)
(Unaudited)

	At or For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2021	2020	2020	2020	2020
	(Dollars in thousands)
Yields and Costs: (1)
Yield on loans	4.66%	4.61%	4.49%	4.72%	4.94%
Yield on investments available-for-sale	1.91	2.21	2.32	2.41	2.72
Yield on investments held-to-maturity	2.18	0.99	0.99	1.52	--
Yield on interest-earning deposits	0.09	0.11	0.10	0.10	1.18
Yield on FHLB stock	5.00	4.99	4.95	4.84	4.62
Yield on interest-earning assets	4.15%	4.26%	4.16%	4.37%	4.66%

Cost of interest-bearing deposits	0.94%	1.12%	1.27%	1.49%	1.81%
Cost of borrowings	1.41	1.40	1.28	1.08	1.48
Cost of interest-bearing liabilities	0.99%	1.15%	1.27%	1.44%	1.77%

Cost of total deposits	0.85%	1.03%	1.18%	1.38%	1.72%
Cost of funds	0.91	1.07	1.19	1.34	1.69

Average Balances:
Loans	$1,099,364	$1,126,554	$1,137,742	$1,122,913	$1,096,091
Investments available-for-sale	155,795	127,456	128,885	133,038	135,765
Investments held-to-maturity	2,413	2,410	2,399	2,378	2,061
Interest-earning deposits	52,336	26,092	32,701	30,989	10,555
FHLB stock	6,412	6,459	6,592	6,736	6,615
Total interest-earning assets	$1,316,320	$1,288,971	$1,308,319	$1,296,054	$1,251,087

Interest-bearing deposits	$996,295	$985,945	$1,002,518	$989,549	$970,062
Borrowings	120,000	121,218	124,543	128,154	127,707
Total interest-bearing liabilities	$1,116,295	$1,107,163	$1,127,061	$1,117,703	$1,097,769
Noninterest-bearing deposits	99,013	83,719	81,694	82,750	53,199
Total deposits and borrowings	$1,215,308	$1,190,882	$1,208,755	$1,200,453	$1,150,968

Average assets	$1,394,213	$1,366,061	$1,383,736	$1,371,269	$1,324,845
Average stockholders' equity	157,856	155,765	154,988	154,115	157,492
(1) Yields and costs are annualized.

Non-GAAP Financial Measures
In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains non-GAAP financial measures that include tangible equity; tangible assets; tangible book value per share; tangible equity-to-tangible assets; and ALLL as a percent of total loans excluding PPP loans. The Company believes that these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors. Non-GAAP financial measures have limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation and are not a substitute for other measures in this earnings release that are presented in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

The following tables provide a reconciliation between the GAAP and non-GAAP measures:

	Quarter Ended
	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020
	(Dollars in thousands, except per share data)
Tangible equity to tangible assets and tangible book value per share:
Total stockholders' equity (GAAP)	$158,443	$156,302	$154,778	$153,976	$153,092
Less:
Goodwill	889	889	889	889	889
Core deposit intangible, net	789	824	860	896	932
Tangible equity (Non-GAAP)	$156,765	$154,589	$153,029	$152,191	$151,271

Total assets (GAAP)	$1,430,226	$1,387,669	$1,365,469	$1,418,355	$1,331,213
Less:
Goodwill	889	889	889	889	889
Core deposit intangible, net	789	824	860	896	932
Tangible assets (Non-GAAP)	$1,428,548	$1,385,956	$1,363,720	$1,416,570	$1,329,392

Common shares outstanding at period end	9,692,610	9,736,875	9,911,607	10,048,961	10,184,411

Equity-to-total assets (GAAP)	11.08%	11.26%	11.34%	10.86%	11.50%
Tangible equity-to-tangible assets (Non-GAAP)	10.97	11.15	11.22	10.74	11.38
Book value per share (GAAP)	$16.35	$16.05	$15.62	$15.32	$15.03
Tangible book value per share (Non-GAAP)	16.17	15.88	15.44	15.14	14.85
ALLL on loans to total loans receivable, excluding PPP loans:
Allowance for loan losses	$15,502	$15,174	$14,568	$13,836	$13,530

Total loans (GAAP)	$1,116,391	$1,117,410	$1,150,481	$1,154,132	$1,105,959
Less:
PPP loans	45,220	41,251	52,045	51,661	-
Total loans excluding PPP loans (Non-GAAP)	$1,071,171	$1,076,159	$1,098,436	$1,102,471	$1,105,959

ALLL as a percent of total loans (GAAP)	1.39%	1.36%	1.27%	1.20%	1.22%
ALLL as a percent of total loans excluding PPP loans (Non-GAAP)	1.45	1.41	1.33	1.25	1.22